Exhibit 99.2
Yuchun Lee October 7, 2008 Prepared Remarks
“Our overall short-term strategy remains the same– we will focus incremental investments on segments with the highest growth potential; we will target a more modest top line growth; and we will focus on driving margin expansion.   On a preliminary basis, we shared in our last call that we were working on a plan that targets fiscal 2009 revenue growth in the low double digit to mid-teens range and with 60+% growth in non-GAAP operating income.
Based on recent macro-events and the considerable uncertainty in the macroeconomic environment, we believe it is prudent to manage our expenses carefully and plan for a more modest year-over-year revenue growth in the low to high single digit range – in order to account for our view of an increasing likelihood of a year-long economic slowdown and an uncertain and challenging corporate buying environment.  From a profitability perspective, the combination of modest revenue growth with tightly controlled expenses is expected to lead to non-GAAP operating margin expansion in FY 2009.”
Forward-looking Statements
Information provided in this exhibit contains forward-looking statements that relate to future events and the future financial performance of the Company. These forward-looking statements are based upon the Company’s historical performance and its current plans, estimates and expectations, and are not a representation that such plans, estimates, or expectations will be achieved. These forward-looking statements represent the Company’s expectations as of the date of this filing. Subsequent events may cause these expectations to change, and the Company disclaims any obligation to update or revise the forward-looking statements in the future. Matters subject to forward-looking statements involve known and unknown risks and uncertainties, including but not limited to the possibility that the market for enterprise software does not develop as anticipated; lower than expected sales due to competitive factors; the Company may not continue to deliver year-over-year growth in revenue or profitability; the Company may not continue to generate cash from operations; and the Company’s financial projections may be incorrect. These and other important risk factors listed in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q could cause the Company’s performance or achievements to be materially different from those expressed or implied by the forward-looking statements. These filings are available on a web site maintained by the SEC at http://www.sec.gov.